                                     SCHEDULE 14C
                                    (Rule 14c-101)
                    INFORMATION REQUIRED IN INFORMATION STATEMENT

                              SCHEDULE 14C INFORMATION

 Information Statement Pursuant to Section 14(c) of the Securities Exchange Act
                                       of 1934

Check the appropriate box:
/x/  Preliminary Information Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
/ /  Definitive Information Statement

                             INTERNATIONAL CUTLERY, LTD.
                   (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/x/  No Fee required.
/ /  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
     (1)   Title of each class of securities to which transaction applies:
     (2)   Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)   Proposed maximum aggregate value of transaction:
     (5)   Total fee paid:
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)   Amount Previously Paid:
     (2)   Form, Schedule or Registration Statement No.:
     (3)   Filing Party:
     (4)   Date Filed:

                             INTERNATIONAL CUTLERY, LTD.
                      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD DECEMBER 4, 1997

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN, that the Annual Meeting of Stockholders of International Cutlery, Ltd. (the "Meeting") will be held at 10:00 A.M. on December 4, 1997 at the offices of International Cutlery, Ltd. (the "Company"), at 127 West 25th Street, 5th Floor, New York, New York 10011. This Notice and the accompanying Information Statement is being provided to you to provide you with the following information:

1. That at the Meeting, a board of five directors will be elected to serve until the next meeting of stockholders or until their successors are duly elected and qualified;

2. That at the Meeting, the selection, by the Board of Directors, of Rothstein Kass & Company, P.C. as independent accountants will be voted upon for ratification for the ensuing year;

3. That, effective October 10, 1997, the Certificate of Incorporation of the Company was amended to increase the aggregate number of shares of the Company's common stock, $0.01 par value per share, from 10,000,000 shares to 40,000,000 shares; and

4. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on November 4, 1997 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting. Stockholders are cordially invited to attend the Meeting.

By Order of the Board of Directors,


Joel J. Silver,
Chairman and President

November 11, 1997

                        WE ARE NOT ASKING YOU FOR A PROXY AND
                      YOU ARE REQUESTED NOT TO SEND US A PROXY.

                             INTERNATIONAL CUTLERY, LTD.
                           127 WEST 25TH STREET, 5TH FLOOR
                               NEW YORK, NEW YORK 10011

                                INFORMATION STATEMENT
                                         FOR
                            ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD DECEMBER 4, 1997
                                     INTRODUCTION

     This Information Statement is being furnished by the Board of Directors of International Cutlery, Ltd. (the "Company"), in connection with the Annual Meeting of Stockholders of the Company (the "Meeting") to be held on December 4, 1997 at 10:00 A.M. at the Company's offices at 127 West 25th Street, 5th Floor, New York, New York for the purposes set forth in the attached Notice of Annual Meeting of Stockholders.

     The holders of record of the Company's common stock, par value $.01 per share, as of the close of business on November 4, 1997 (the "Record Date"), are entitled to vote on all matters brought before the Meeting. As of November 11, 1997 there were 10,189,248 common shares outstanding.

     Each stockholder is entitled to one vote for each share of common stock held by him or her at the close of business on the Record Date. All stockholders are encouraged to attend the Meeting and vote his or her shares in person as the Company is not providing proxies herewith or soliciting any proxies.

     This Information Statement is first being mailed to stockholders on or about November 11, 1997. A copy of the Company's Annual Report for the year ended April 26, 1997 is being mailed to all stockholders with this Information Statement.

OWNERSHIP OF SECURITIES

     Only stockholders of record at the close of business on November 4, 1997, the date fixed by the Board of Directors in accordance with the Company's By-Laws, are entitled to vote at the meeting. As of November 11, 1997, the record date fixed for the determination of stockholders entitled to vote at the Meeting, there were issued and outstanding 10,189,248 shares of the Company's common stock.

     Each outstanding share of common stock is entitled to one vote on all matters properly coming before the meeting. A majority of the shares of the outstanding common stock is necessary to constitute a quorum for the meeting.

     The following table sets forth certain information as of November 4, 1997, with respect to each beneficial owner of five percent (5%) or more of the outstanding shares of common stock of the Company, each officer and director of the Company and all officers and directors as a group. The table does not include options or SARs that have not yet vested or are not exercisable within 60 days of the date hereof. Unless otherwise indicated, the address of each such person or entity is 127 West 25th Street, New York, New York 10011.

--------------------------------------------------------------------------------
                                               SHARES
                                            BENEFICIALLY
 TITLE OF CLASS      NAME AND ADDRESS         OWNED(1)          PERCENT(2)
 --------------      ----------------         --------          ----------
--------------------------------------------------------------------------------
Common Stock
 $.01 Par Value    Joel J. Silver(1)         7,264,192      69%
                   Esther S. Silver          3,350,564      33%
                   Caryn N. Silver           1,788,064      18%
                   Lawrence N. Silver        1,788,064      18%
                   All officers and          7,264,192      69%
                   directors as a group
                   (5 persons)
--------------------------------------------------------------------------------

___________________
(1) Joel J. Silver, the Company's President, does not directly own any shares of Common Stock. However, Mr. Silver has entered into agreements with each of Esther S. Silver, Caryn N. Silver and Lawrence N. Silver the other above individuals (all members of his immediate family) which give Mr. Silver the right to vote such shares on any matter that may be put before the stockholders for consideration and therefore is deemed to be the beneficial holder of the 6,926,692 shares of Common Stock owned directly
     by them.   All of these shares have been pledged as collateral to secure a
     $1.3 million line of credit from Sharp of Florida, Inc. Includes 337,500 shares of Common Stock issuable to Joel J. Silver upon exercise of Performance Options earned by, but not yet issued to, Mr. Silver. Does not include up to 112,500 shares of Common Stock which may be issuable upon the exercise of the Performance Options which may be granted in the future.

(2) Does not include any shares of Common Stock issuable upon the exercise any of the Company's outstanding Warrants.

ITEM 1 - ELECTION OF DIRECTORS

     Five directors are to be elected at the Meeting to hold office until the next meeting of stockholders or until their successors have been duly elected and qualified. The election of directors requires the affirmative vote of at least the majority of shares of common stock present or represented at a meeting at which a quorum (one-third of the outstanding shares of common stock) is present or represented.

     The following table sets forth the name and age of each nominee for director and each executive officer other than such nominees, the year first elected a director or, in the case of the other executive officers, the year first appointed an executive officer, and the positions held by them with the Company.

     The By-Laws of the Company provide that the authorized number of directors shall be as set by the Board of Directors but shall not be less than three, unless all of the outstanding shares are owned beneficially and of record by less than three stockholders, in which event the number of directors shall not be less than the number of stockholders permitted by statute. The authorized number is presently five. The directors hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. There are no agreements with respect to the election of directors. The Company has not to date paid directors fees for service on the Board of Directors or any committee thereof.

STOCKHOLDER VOTE REQUIRED

     The election of the directors will require the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting of Stockholders and entitled to vote on the election of directors.

NAME                    AGE            POSITION WITH THE COMPANY
----                    ---            -------------------------

Joel J. Silver          61        Chairman of the Board, President, Chief
                                  Executive Officer and Chief Financial Officer

Lawrence N. Silver      37        Treasurer, Secretary, Vice President of
                                  Operations and Merchandising and Director

Martin S. Begun         65        Director

Caryn N. Silver         33        Executive Vice President and Director

Norman Wolf             67        Director

     JOEL J. SILVER has been President, Chief Executive Officer and a Director since the Company's inception, Mr. Silver co-founded CW Acquisitions, Inc. ("CW Acquisitions") in 1990 and served from its inception as a director and until 1993, as senior executive vice president. In June 1993, Mr. Silver was appointed CW Acquisitions' Co-Chairman, president and Chief Executive Officer. Mr. Silver was also a Director, President, Treasurer and Secretary of Hoffritz Holding Company, Inc. and Edwin Jay Inc., a subsidiary of Hoffritz for Cutlery, Inc. ("Hoffritz"), which positions he held for approximately 19 years. In August 1994, certain creditors of CW Acquisitions and the above three Hoffritz entities filed involuntary petitions in the Court pursuant to Chapter 11 of the U.S. Bankruptcy Code, which petitions on September 28, 1994, placed the companies into Chapter 11 reorganization proceedings. The bankruptcy proceeding was dismissed on March 22,

1996. From 1970 to 1972, Mr. Silver served as First Deputy Commissioner in the New York City Housing Development Administration Department of Rent and Housing Maintenance. From 1960 to 1970 and 1972, Mr. Silver has engaged in private legal practice. From 1983 to 1997, Mr. Silver was a director of Acorn Venture Capital Corporation, a venture capital company which invests in a variety of businesses. From 1993 to 1997, Mr. Silver was a director of Claire's Stores, Inc., a retailer of costume jewelry with over 1,400 stores. Mr. Silver received a B.S. in accounting from New York University and a J.D. from New York Law School in 1960.

     LAWRENCE N. SILVER has served as the Company's Treasurer, Secretary and Vice President of Operations and Merchandising since its inception and was elected a director in 1996. Mr. Silver was initially employed by Hoffritz For Cutlery, Inc. as an Internal Auditor. He then became a Sales Audit Manager, an Assistant District Manager, a District Manager, a Manager of Expense Control and finally the Assistant Director of Operations. Mr. Silver was employed in such capacities from 1989 until its creditors placed the company into Chapter 11 reorganization proceedings in August 1994. From 1987 to 1989, he was employed by Brown Brothers Harriman & company Securities Division as a foreign clerk and from 1985 to 1987, he was employed by the Bank of New York as a journal clerk. Mr. Silver received a B.B.A. in Management from Adelphi University.

     MARTIN S. BEGUN was elected a director of the Company in November 1994. Mr. Begun is President of MSB Strategies, Inc., a public policy and planning consulting firm, which he founded in 1997. From 1963 to 1997, Mr. Begun was employed in a variety of positions by New York University Medical Center and School of Medicine. From 1979 to 1997, he was the Vice President of the New York University Medical Center and Associate Dean of the School of Medicine. Mr. Begun has been a member of the Battery Park City Authority since 1991. Since 1986 he has been a director of Lechter's, Inc., a public company engaged in the special retailing of housewares. Mr. Begun has a long history of community service serving on a variety of advisory panels and is the author of numerous academic articles. In 1997, he was appointed as a Senior Fellow at Taub Urban Research Center of New York University's Robert F. Wagner Graduate School of Public Service. Mr. Begun received his B.A. from the University of Wisconsin in 1953 and received his M.A. from Columbia University in 1955.

     CARYN N. SILVER was elected a director of the Company in November 1994. Since 1989, Ms. Silver has been employed by the jewelry manufacturer Andin International and is currently director of sales there. In 1988, Ms. Silver worked as a merchandise coordinator for Hoffritz For Cutlery, Inc. Ms. Silver received her BA in marketing from George Washington University in 1986 and received her MBA in marketing and international business from the New York University Leonard N. Stern School of Business in 1988.

     NORMAN WOLF was elected a director of the Company in November 1994. Since 1990, Mr. Wolf has been the president of Carole Wren, Inc., a clothing manufacturer. Mr. Wolf has been in the business of apparel manufacturing for approximately 50 years.

     Each officer of the Company serves at the discretion of the Board of Directors. Joel J. Silver is the father of Lawrence N. Silver and Caryn N. Silver. Otherwise, there are no family relationships among any other directors or officers of the Company.

     Joel J. Silver, Lawrence N. Silver, Martin Begun, Norman Wolf and Caryn N. Silver may be deemed "Parents" and/or "Founders" of the Company as such terms are defined under the federal securities laws.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board has three Committees, the Audit Committee, the Stock Option Committee and the Compensation Committee. Martin Begun and Norman Wolf, the Company's two independent directors, serve on each of such committees. The Audit Committee is responsible for reviewing the Company's independent certified public accountants the scope and results of their audits and reviewing with the independent certified public accountants and management, the Company's accounting and reporting principles, policies and practices, as well as the Company's accounting, financial and operating controls and staff. The Stock Option Committee's responsibilities include discussing strategies in connection with the issuance of options to directors, employees and consultants. The Compensation Committee is responsible for establishing and reviewing the appropriate compensation of directors and officers of the Company and reviewing employee compensation plans. The Company does not currently have a Nominating Committee.

     The Company's Board of Directors did not meet during the fiscal year ended April 26, 1997. There were no formal meetings held by either the Audit Committee, the Stock Option Committee or the Compensation Committee during the fiscal year ended April 26, 1997.

EXECUTIVE COMPENSATION

                              SUMMARY COMPENSATION TABLE

     The following table sets forth all cash compensation for services rendered in all capacities to the Company, for the fiscal years ended April 26, 1997 and April 27, 1996 and the period ended April 29, 1995 paid to the Company's Chief Executive Officer, the four other most highly compensated executive officers (the "Named Executive Officers") at the end of the above fiscal years whose total compensation exceeded $100,000 per annum, and up to two persons whose compensation exceeded $100,000 during the above fiscal years, although they were not executive officers at the end of such years.


-----------------------------------------------------------------------------------------------
         NAME AND            YEAR/                           RESTRICTED
        PRINCIPAL            PERIOD      ANNUAL                STOCK    OPTIONS/     OTHER
         POSITION            ENDED    COMPENSATION    BONUS    AWARDS    SARS     COMPENSATION
         --------            -----    ------------    -----    ------    ----     ------------
-----------------------------------------------------------------------------------------------
Joel Silver, President
Chief Executive Officer .... 1997       $300,000      0       0          0        0
                             1996       $300,000      0       0          0        0
                             1995       $200,000      0       0          0        0
-----------------------------------------------------------------------------------------------
Caryn Silver, Executive Vice
President................... 1997       $110,000      0       0          0        0
-----------------------------------------------------------------------------------------------

     On December 11, 1995, the Company entered into a two-year employment agreement with Joel J. Silver, President, Chief Executive Officer and Chief Financial Officer. Pursuant to the agreement, Mr. Silver's annual salary is $300,000 per annum.

     On March 28, 1996 the Company entered into a three year employment agreement with Caryn Silver which became effective on May 1, 1996. Pursuant to the agreement, Ms. Silver's annual salary is $110,000. Ms. Silver is eligible to receive a bonus of up to $25,000 based on pretax profitability of the Company.

     In July 1996, the Company entered into a three year employment agreement with Lawrence Silver. Pursuant to the agreement, Mr. Silver's annual salary is $80,000. Mr. Silver is eligible to receive raises at the discretion of the Board.

                                 PERFORMANCE OPTIONS

     In the event that the Company opens six new locations, Joel J. Silver may be granted options to purchase 112,500 shares of Common Stock at $.01 per share of a period of five years. For each additional six locations opened, Mr. Silver will receive identical options to purchase up to 112,500 shares, up to an aggregate of 450,000 options (the "Performance Options"). The grant of Performance Options, will result in compensation expense to the Company to the extent that the fair market value of the Common Stock at the date of grant exceeds the exercise price of the Performance Options.

     As of the date of this Information Statement, Mr. Silver has earned the option to purchase 337,500 shares. In the event the Company opens six additional locations, bringing the total new locations opened to twenty-four, Mr. Silver will have the option to purchase an additional 112,500 shares. Mr. Silver has not, as of the date of this Information Statement, requested the Board of Directors to issue him the option to purchase any shares.

CERTAIN TRANSACTIONS

     On October 2, 1997, Joel J. Silver, Chairman of the Board of Directors and President of the Company, exercised certain conversion rights under the $250,000 8% Convertible Promissory Note due May 1, 2000 (the "Note"). The Note was issued to Mr. Silver as consideration for relinquishing a $250,000 line of credit from Mr. Silver to the Company payable upon thirty days' notice of demand. The Company received the line of credit from Mr. Silver in April 1997 to meet the Company's working capital needs.

     The Note provided that Mr. Silver may convert the Note into the Company's Common Stock. Upon exercising the conversion right, Mr. Silver received 6,250,000 shares of Common Stock which he gifted to Esther S. Silver, his wife (3,125,000 shares), Caryn N. Silver, his daughter and an officer and director of the Company (1,562,500 shares), and Lawrence N. Silver, his son and an officer and director of the Company (1,562,500 shares). Joel J. Silver however has voting control over the 6,250,000 shares under agreements with each of the aforementioned individuals. No interest or principal remains due on the Note. The Company does not anticipate any change in its management as a result of the change in control.

     On October 6, 1997, the Company issued a Senior Secured Convertible Promissory Note (the "Sharp Note") to Sharp of Florida, Inc. ("Sharp") for a line of credit of up to $1.3 million. The Sharp Note is secured by the assets of the Company and a pledge of the shares of Common Stock beneficially owned by Joel J. Silver, Esther S. Silver, Caryn N. Silver and Lawrence N. Silver (the "Silvers"). The Sharp Note bears interest at 7% per annum. Interest is due in quarterly installments and the principal amount is due on July 31, 2001. The Sharp Note contains a conversion feature whereby Sharp may convert the principal amount due on the Sharp Note so that the Company will issue such number of shares of the Company's Common Stock equal to 60% of the outstanding shares of the Company's Common Stock on a fully diluted basis, excluding the Class A Common Stock Purchase Warrants and the Class B Common Stock Purchase Warrants (collectively the "Public Warrants"). If shares of the Company's Common Stock are issued upon exercise of the Public Warrants after conversion of the Sharp Note, the Silvers have agreed to transfer shares owned by them to Sharp so that Sharp will own 60% of the Company's outstanding Common Stock.

     On August 22 and August 24, 1994, respectively, certain creditors of CW Acquisitions and Hoffritz filed involuntary petitions in the U.S. Bankruptcy Court for the Southern District of New York (the "Court") pursuant to Chapter 11 of the U.S. Bankruptcy Code, which petitions on September 28, 1994 placed CW Acquisitions and Hoffritz into Chapter 11 reorganization proceedings. PNC Bank, Kentucky, Inc. ("PNC"), a secured creditor of CW Acquisitions, holds security interests in all the assets of CW Acquisitions and agreed to allow CW Acquisitions to sell certain assets to the Company, subject to the lien which PNC retains on certain of the Company's inventory acquired from CW Acquisitions, which inventory had a retail value of approximately $426,000 as of September 30, 1995. Bankruptcy proceedings were dismissed on March 22, 1996 and there are no plans to reorganize these companies. Joel J. Silver, the Company's President and Chief Executive Officer, was the Chief Executive Officer, President and a principal stockholder of CW Acquisitions and a Director and Senior Executive Vice President of Hoffritz.

     The assets purchased from CW Acquisitions consist of (i) approximately $550,000 worth of inventory (at retail price); (ii) CW Acquisitions' furniture and fixtures; and (iii) the following trademarks: "Cutlery World," "Cutlery World" with design, "Sharp Talk," "Shaver Sharp" and "Shavers World." On March 16, 1995, the Court approved the sale of such assets by CW Acquisitions to the Company. The purchase price for the assets is an amount equal to the greater of: (i) 1/3 of the retail selling price of the inventory, which shall be due and payable to PNC every two weeks as such inventory is sold; or (ii) $100,000. The Company has paid to PNC approximately $29,000. Joel J. Silver has personally guaranteed the payment to PNC of $100,000.

     In addition, Hoffritz assigned to the Company the leases to four Hoffritz stores. Hoffritz secured the approval of the Court for the assignments. The purchase price for this transaction consisted of (i) $2,500 per store; (ii) the agreement by the Company to pay certain unpaid rents due for the period commencing in the Summer of 1994 through December 11, 1994 aggregating $147,851, which has been paid; and (iii) the assumption of the future rents for the stores. In connection with the Hoffritz transaction, the Company also negotiated directly with the landlord to operate a fifth Hoffritz store located in Grand Central Station, New York City, which it was forced to vacate in March 1996 due to renovations in Grand Central Station.

     In December 1994, the Company borrowed $100,000 from the Company's President, which loan was repaid in March 1995 and $150,000 from Norman Wolf, a Director of the Company. The note to Norman Wolf bears interest at 12% and was repaid at the closing of the Company's initial public offering in December 1995.

     In October and November 1995, the Company borrowed an aggregate of $125,000 from Joel Pashcow, Alan Adler and Bruce Adler, three principal stockholders of the Company. The notes representing such loans bear interest at 12% and were repaid at the closing of the initial public offering. The notes were secured by a lien, second in priority, on all of the Company's inventory, which lien has been released.

     The Company rented 6,000 feet of warehouse space from 24th Street Associates, a New York general partnership which is owned 50% by Joel J. Silver, the Company's president and 50% by his brother J. Leonard Silver. The warehouse space is rented at $10.00 per foot per year. The Company vacated such warehouse space in December 1995, and currently rents 7,500 square feet of warehouse space at the rate of $57,000 per year from a non-affiliated party.

     The Company has adopted a board resolution that all future transactions, including loans, between the Company and its officers, directors, principal stockholders, and their affiliates must be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                               SECTION 16(A) REPORTING

     Under the securities laws of the United States, the Company's directors, its executive and certain other officers, and any persons holding ten percent or more of the Company's Common Stock must report on their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission and to the National Association of Securities Dealers, Inc.'s Automated Quotation System. Specific due dates for these reports have been established. During the year ended April 26, 1997, the Company believes all reports for all transactions were filed on a timely basis.

ITEM 2 - RATIFICATION INDEPENDENT ACCOUNTANTS

     The Board of Directors has unanimously approved the appointment of Rothstein, Kass & Company, P.C. as the Company's independent certified public accountants for the ensuing year. A member of Rothstein, Kass & Company, P.C. will be available to answer questions and will have the opportunity to make a statement if he or she so desires at the Annual Meeting of Stockholders.

STOCKHOLDER VOTE REQUIRED

     Ratification of the appointment of Rothstein, Kass & Company as independent public accountants will require the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting of Stockholders.

ITEM 3 - AMENDMENT TO CERTIFICATE OF INCORPORATION

     The purpose of this Item 3 is to inform stockholders that effective
October 10, 1997, the Certificate of Incorporation of the Company was amended to increase the aggregate number of shares of the Company's common stock, $0.01 par value per share, from 10,000,000 shares to 40,000,000 shares. The amendment was approved by the Board of Directors on September 30, 1997 and by written consent dated October 3, 1997, by stockholders holding shares of the Company's common stock, $0.01 par value per share representing over two-thirds of the shares outstanding and entitled to vote on the amendment of the Certificate of Incorporation.

ITEM 4 - OTHER MATTERS

     The Board of Directors does not know of any matters other than those referred to in the Notice of Meeting which will be presented for consideration at the meeting. However, it is possible that certain proposals may be raised at the meeting by one or more stockholders.

                                STOCKHOLDER PROPOSALS

     In order to be included in the materials for the Company's next Annual Meeting of Stockholders, stockholder proposals must be received by the Company on or before July 31, 1998.

ANNUAL AND QUARTERLY REPORTS TO THE SECURITIES AND EXCHANGE COMMISSION

     A copy of the Company's Annual Report on Form 10-K-SB A-1 for the year ended April 26, 1997 as filed with the Securities and Exchange Commission (without exhibits) is attached hereto. Copies of the Company's Quarterly Report on Form 10-QSB for the quarter ended July 26, 1997 as filed with the Securities and Exchange Commission (without exhibits) are available to stockholders free of charge by writing to International Cutlery, Ltd., 127 West 25th Street, New York, New York 10011, Attention: Secretary.

By Order of the Board of Directors,


Joel J. Silver
Chairman and President
New York, New York

November 11, 1997